RESTRICTIVE COVENANTS AND GENERAL RELEASE AGREEMENT
THIS RESTRICTIVE COVENANTS AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into on December 11, 2016 between Pat Faubion (hereafter “Executive”) and Comerica Incorporated, a Delaware corporation, for the benefit of Comerica Incorporated, Comerica Bank, a Texas banking association, all of their past, present and future subsidiaries, affiliates, predecessors, and successors, and all of their subsidiaries and affiliates, (hereafter all individually and collectively referred to as “Comerica”). This Agreement sets forth the complete understanding and agreement between Comerica and Executive relating to Executive’s employment and cessation of employment with Comerica. This Agreement shall be effective as of the Effective Date (as defined in Paragraph 18 below), and in the event the Effective Date does not occur, this Agreement shall be void ab initio.
Accordingly, Executive and Comerica hereby agree as follows:

1.	Separation from Employment. Executive and Comerica agree that Executive’s employment with Comerica shall terminate effective January 3, 2017 (the “Separation Date”).

2.	Public Announcement. Comerica may, in its sole discretion, issue one or more announcement(s) of Executive’s departure from Comerica at such time(s) as Comerica deems appropriate.

3.
Resignation from Boards and Committees. Effective before or as of the Separation Date, Executive shall resign from any and all positions Executive holds as an officer, member or manager of Comerica and any and all positions Executive holds as a member of a Comerica board or committee.

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4.
Return of Comerica Property. Executive shall return to Comerica, no later than the close of business on the Separation Date, all property of Comerica including, but not limited to, customer information, personal computer, laptop, keys, identification cards, access cards, corporate credit cards, and files or other documents received, compiled or generated by or for Executive in connection with or by virtue of Executive’s employment with Comerica.

5.
Compensation and Benefits. In consideration for the release of claims set forth in Paragraph 6, the covenants set forth in Paragraphs 7, 8, 9, 10 and 11 and such other promises of Executive as set forth in this Agreement, Comerica agrees that it shall pay or provide to Executive the following payments, benefits and/or other consideration:

a.
Prior to the Separation Date, so long as Executive continues to be employed by Comerica, Comerica shall continue to pay Executive’s regular base salary at the rate in effect as of immediately prior to the delivery of this Agreement, in accordance with the payroll practices of Comerica applicable to similarly situated executives.

b.
Prior to the Separation Date, so long as Executive continues to be employed by Comerica, Executive shall continue to be eligible to participate in Comerica’s health, welfare benefit and retirement plans in which Executive participated immediately prior to the delivery of this Agreement, as such plans may be in effect from time to time.

c.	Following the Separation Date, Executive shall be eligible to elect continuation coverage under Comerica’s healthcare benefit plans in

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accordance with Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the terms of the applicable plan. Executive must elect COBRA and complete all COBRA documentation within sixty (60) days from the Separation Date for coverage to take effect.
Assuming Executive elects COBRA continuation coverage under Comerica’s medical benefit plan, Executive shall be eligible to continue medical benefit plan coverage under COBRA for the period of coverage under COBRA, with the cost of such coverage to be paid by Executive pursuant to the terms generally applicable to retired employees of Comerica as in effect from time to time. Executive’s conversion rights under other insurance programs following the Separation Date shall be determined in accordance with the terms of the applicable plan.

d.
Comerica shall reimburse Executive for reasonable and documented business expenses incurred by Executive on or before the Separation Date, in accordance with the terms of Comerica’s policy in effect as of the Separation Date.

e.
Executive shall receive a lump-sum payment for all accrued but unused Paid Time Off (PTO) days that are paid upon termination of employment in accordance with the established policies of Comerica. This lump sum payment shall be subject to all applicable taxes, FICA, and other withholdings and deductions required by law.

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f.
Executive will receive, pursuant to the terms of the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (“DCP”) and the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (“DIAP”), distributions from Executive’s accounts, if any, under those plans, payable in accordance with Executive’s prior elections, the terms of the DCP and the DIAP, and applicable laws including, but not limited to, Section 409A of the Code. Such distributions will be subject to all applicable taxes, FICA and other withholding and deductions required by law and will be made pursuant to the distribution schedule followed under the administrative procedures of the DCP and the DIAP, and applicable laws including, but not limited to, Section 409A of the Code.

g.
Stock options and/or performance-based restricted stock units granted to Executive under the Comerica Incorporated 2006 Amended and Restated Long-Term Incentive Plan (the “LT Incentive Plan”) shall be governed by the terms of the LT Incentive Plan and the respective grant agreements evidencing the grant of such options and/or restricted stock units.

h.
Executive will be eligible to receive a share of any applicable Incentive Payment provided pursuant to the Comerica Incorporated 2016 Management Incentive Plan or its successor plan ("MIP") which is payable in the year 2017 based on the attainment of performance goals established by the Governance, Compensation and Nominating Committee under the MIP with respect to the one-year Annual Executive Incentive program and

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the three-year Long-Term Executive Incentive program, each with performance periods ending December 31, 2016. The amount of the payment, if any, will be made pursuant to the applicable funding formula and other criteria established by the Governance, Compensation and Nominating Committee and will be prorated to cover that portion of the performance period during which Executive was a Comerica employee. This payment, if any, will be paid in accordance with the terms of the MIP and will be subject to all applicable taxes, FICA and other withholdings and deductions required by law.

i.
At the meeting of the Comerica Incorporated Governance, Compensation and Nominating Committee (the “Committee”) held on November 8, 2016, Comerica recommended or will recommend to the Committee that Executive’s restricted shares of Comerica Incorporated common stock that are not vested as of the Separation Date shall fully vest as of the Separation Date, subject to the execution and delivery by Executive of this Agreement at least eight (8) calendar days prior to the Separation Date and Executive’s non-revocation of this Agreement and subject to such other terms and conditions of the LT Incentive Plan and the grant agreements evidencing the grant of such restricted stock, including Executive’s obligation to satisfy all tax withholding obligations.

j.
To the extent provided by the Amended and Restated Bylaws of Comerica Incorporated, Article V, Section 12, Comerica agrees to defend, indemnify and hold Executive harmless from and against all liability for actions taken

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by Executive within the scope of Executive’s responsibilities so long as Executive’s conduct in any such matter was consistent with the standards contained in such Article V, Section12.

6.
Release of Claims. In consideration for the payments and other benefits provided to Executive by this Agreement, including those described above in Paragraph 5, certain of which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive further agrees, as follows:

a.
For Executive and for all people acting on Executive’s behalf (such as, but not limited to, family, heirs, executors, administrators, personal representatives, agents and/or legal representatives), Executive agrees to waive any and all claims or grievances which Executive may have against Comerica and Comerica’s past or present stockholders, directors, officers, trustees, agents, representatives, attorneys, employees, in their individual or representative capacities, and any and all employee benefit plans and their respective past, current and future trustees and administrators (hereafter, collectively, the “Released Parties”). By Executive’s signature hereto, Executive, for himself and for all people acting on Executive’s behalf, forever and fully releases and discharges any and all of the Released Parties from any and all claims, causes of action, contracts, grievances, liabilities, debts, judgments, and demands, including but not limited to any claims for attorney fees, that Executive ever had, now has, or may have by reason of or arising in whole or in part out of any event, act or omission occurring on or prior to the Effective Date of this

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Agreement. This release includes, but is not limited to, any and all claims of any nature that relate to Executive’s employment by or termination of employment with Comerica. This release includes, but is not limited to: claims of promissory estoppel, forced resignation, constructive discharge, libel, slander, deprivation of due process, wrongful or retaliatory discharge, discharge in violation of public policy, breach of contract, breach of implied contract, infliction of emotional distress, detrimental reliance, invasion of privacy, negligence, malicious prosecution, false imprisonment, fraud, assault and battery, interference with contractual or other relationships, or any other claim under common law. This release also specifically includes, but is not limited to: any and all claims under any federal, state, and/or local law, regulation, or order prohibiting discrimination, including the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Texas Commission on Human Rights Act, the Texas Free Enterprise and Enterprise Act of 1938, the Texas Payday Law, the Texas Minimum Wage Act of 1970, together with any and all claims under the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Employee Retirement Security Income Security Act, the Family Medical Leave Act, or any other federal, state, and or local law, regulation, or order relating to employment, as they all have been or may be amended. It is Executive’s intent, by executing this Agreement, to release all claims as specified above to the

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maximum extent permitted by law, whether said claims are presently known or unknown.

b.
To the maximum extent permitted by law, Executive agrees that Executive has not filed, nor will Executive ever file, a lawsuit asserting any claims which are released by this Agreement, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of Executive’s release.

c.
Executive understands and agrees that, other than the payments and benefits expressly enumerated in this Agreement, Executive is not entitled to receive any other compensation, incentive, wage, vacation or other paid time off, leave, benefit or other payment from Comerica, other than any vested benefits to which Executive may be entitled under the Comerica Incorporated Retirement Plan, the Comerica Incorporated Preferred Savings [401(k)] Plan, the Amended and Restated Benefit Equalization Plan for Employees of Comerica Incorporated, the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan, the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan, and the Comerica Incorporated Amended and Restated Employee Stock Purchase Plan, in each case in accordance with the terms of such plans and, if applicable, any valid elections thereunder. In addition, prior to November 23, 2004, a portion of the Executive’s incentive bonus attributable to the three-year performance

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period under the MIP’s predecessor plan(s) was automatically invested in common stock that is non-transferrable until Executive terminates employment with Comerica (sometimes referred to as the non-deferred 3-year award program) (the “Non-Deferred Account”). Executive shall be entitled to receive the shares in Executive’s Non-Deferred Account following Executive’s Separation Date.

d.	The provisions of this Paragraph 6 do not apply to any claim Executive may have for representation and indemnification pursuant to Paragraph 5(j) above.

7.
Disclosure of Information. Executive hereby acknowledges that Executive has been and will continue to have access and exposure to confidential and proprietary information of Comerica and trade secrets, including details of the business or affairs of Comerica, its subsidiaries or affiliates (including, without limitation, planning information and strategies, information and/or strategies for the prosecution and/or defense of any matter that is now or may be in the future the subject of any lawsuit, dispute, controversy, claim and/or regulatory action, financial information, organizational structure, strategic planning, sales and marketing strategies, distribution methods, data processing and other systems, personnel policies and compensation plans and arrangements); any customer or advertising lists; any information, knowledge or data of a technical nature (including, without limitation, methods, know-how, processes, discoveries, machines, or research projects); any information, knowledge or data relating to future developments (including without limitation, tax planning research and

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development, future marketing or merchandising); or any and all other trade secrets (collectively, "Confidential Information"). Confidential Information does not include (i) information already known or independently developed by Executive from public sources or information in the public domain, (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by Executive from a third party who was free to disclose it. Executive understands that Comerica’s Confidential Information, including its trade secrets, is highly sensitive information relating to the business of Comerica and of Comerica’s clients, which has had its secrecy protected both internally and externally and which is a competitive asset of Comerica. Executive hereby agrees that Executive shall not use, commercialize or disclose such Confidential Information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law. Nothing in this Agreement shall prohibit or limit Executive’s ability to make disclosures that are protected by Rule 21F-17 of the Securities and Exchange Act of 1934 or similar provisions of federal law or regulation. Executive’s obligations pursuant to this Paragraph shall survive the termination of this Agreement.

8.
Cooperation. Executive agrees that in the event of a legal proceeding (whether threatened or pending, whether investigative, administrative, or judicial) involving matters of which Executive has knowledge by virtue of the positions Executive held during Executive’s employment at Comerica, Executive shall disclose to Comerica and its counsel any facts known to Executive which might be relevant to said legal proceeding and shall cooperate fully with Comerica and

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its counsel so as to enable Comerica to present any claim or defense which it may have relating to such matters. For purposes of this paragraph, “cooperate fully” shall mean that Executive shall make himself reasonably available for interviews, depositions, and testimony as directed by Comerica or its counsel, and shall further execute truthful statements, declarations, or affidavits pertaining to such matters at the request of Comerica or its counsel. Executive shall be reimbursed for any reasonable out of pocket expenses that Executive may incur as a result of Executive’s compliance with this Paragraph, subject to Comerica’s expense reimbursement policies. Nothing in this Paragraph shall be construed as requiring Executive to be non-truthful or as preventing Executive’s from disclosing information that would be considered adverse to Comerica or requiring Executive to do anything in violation of any applicable law, rule or regulation.

9.	Non-Disparagement.

a.
Executive agrees that Executive will make no disparaging remarks about Comerica, its parent and/or affiliates, their respective businesses, products or services, any current or former director, the Chairman and Chief Executive Officer, or any of Executive’s direct reports, or their policies, procedures or practices (including but not limited to, business, lending, or credit policies, procedures or practices) to any third parties, including but not limited to, customers or prospective customers of Comerica. It is agreed and understood that nothing in this Paragraph 9(a) shall be construed to preclude Executive from (1) testifying truthfully pursuant to subpoena or as otherwise required by law, (2) engaging in any action

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consistent with public policy, or (3) cooperating in any internal or government investigation to the extent such cooperation is mandated by policy, regulation or statute. Executive agrees that Executive shall provide notice to Comerica in advance of any such cooperation or testimony, unless such notice is prohibited. It is further understood that nothing in this Paragraph 9(a) shall be construed to preclude Executive from discharging Executive’s legal obligations to any administrative or regulatory agencies or auditing entities.

b.
Comerica agrees that the Chairman and Chief Executive Officer and his direct reports will not make any disparaging remarks regarding Executive or Executive’s performance while employed at Comerica and will respond to any inquiries regarding Executive’s separation with the statement that Executive retired from Comerica. It is agreed and understood that nothing in this Paragraph 9(b) shall be construed to preclude those covered from (1) testifying truthfully pursuant to subpoena or as otherwise required by law, (2) engaging in any action consistent with public policy, or (3) cooperating in any internal or government investigation to the extent such cooperation is mandated by policy, regulation or statute. It is further agreed and understood that nothing in this Paragraph shall be construed to preclude Comerica from discharging its legal obligations to its Boards of Directors, any administrative or regulatory agencies or auditing entities.

10.	Non-Competition and Non-Solicitation. Prior to the Separation Date and for the period ending two (2) years after the execution of this Agreement, Executive

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agrees that Executive shall not, directly or indirectly, for Executive’s own account or in conjunction with any other person or entity, whether as an employee, shareholder, partner, investor, principal, agent, representative, proprietor, consultant, or in any other capacity, do any of the following:

a.
Enter into or engage in any business in competition with the businesses conducted by Comerica in the states of Michigan, California, Texas, Arizona or Florida. For purposes of this Paragraph 10(a), Executive shall be “in competition with Comerica” if (1) Executive accepts employment or serves as an agent, employee, director or consultant to, a competitor of Comerica, or (2) Executive acquires or has an interest (direct or indirect) in any firm, corporation, partnership or other entity engaged in a business that is competitive with Comerica. The mere ownership of less than 1% debt and/or equity interest in a competing entity whose stock is publicly held shall not be considered as having a prohibited interest in a competitor, and neither shall the mere ownership of less than 5% debt and/or equity interest in a competing entity whose stock is not publicly held. For purposes of this Paragraph 10(a), any commercial bank, savings and loan association, securities broker or dealer, or other business or financial institution that offers any major service offered by Comerica as of the Separation Date, and which conducts business in Michigan, California, Texas, Arizona or Florida, shall be deemed a competitor;

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b.	Request or advise any individual or company that is a customer of Comerica to withdraw, curtail, or cancel any such customer’s actual or prospective business with Comerica;

c.
Solicit, induce or attempt to induce any customers of Comerica with whom Executive had professional contact or with respect to whom Executive was privy to any information during the two (2) year period prior to the Separation Date to patronize any business that is competitive with Comerica; and

d.	Solicit or induce or attempt to solicit or induce any employee, agent or consultant of Comerica to terminate his or her employment, representation, or other relationship with Comerica.
During the two-year period following the execution of this Agreement, Executive may request an exception to this provision. The request must be made in writing, describe the scope and nature of the engagement, and be directed to Comerica’s Chief Legal Officer. Any exception will be at Comerica’s sole discretion.
11.    Representation. Executive represents and warrants:

a.
Executive has no knowledge of or is not otherwise aware of, has no evidence of and/or has not reported to any person, organization and/or governmental or regulatory authority any of the following: (i) any violation by the Released Parties of any securities and/or other laws, rules and regulations applicable to Comerica, (ii) any breach by Comerica and/or by any Released Party of any fiduciary duty or obligation to any person, organization and/or governmental or regulatory authority, and/or

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(iii) any violation by any Released Party of Comerica’s Code of Business Conduct and Ethics for Employees, Senior Financial Officer Code of Ethics, or Code of Business Conduct and Ethics for Members of the Board of Directors, each as amended and/or restated.

b.
Executive has a special relationship of trust and confidence with Comerica and its customers and clients, which creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between Comerica and such entities and individuals. Executive further acknowledges that, at the outset of Executive’s employment with Comerica and throughout Executive’s employment with Comerica, Executive received, and continues to receive and/or have access to Comerica and Comerica’s clients’ proprietary Confidential Information, specialized training and goodwill that Executive would not otherwise have but for Executive’s employment with Comerica. Therefore, Executive agrees that it is fair and reasonable for Comerica to take steps to protect itself from the risk of misappropriation of Comerica’s trade secrets including but not limited to its business relationships, goodwill, proprietary information, specialized training, and other Confidential Information.

c.
Executive agrees Executive has carefully considered the nature and extent of the restrictions placed upon Executive and the remedies conferred upon Comerica in this Agreement and has had the opportunity to retain legal counsel at Executive’s own expense to review this Agreement. Executive

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agrees the restrictions are reasonable in time and geographic scope and are necessary to protect the legitimate business interests of Comerica and its customers and do not confer a benefit on Comerica that is out of proportion to the restrictions placed on Executive.
12.    Dispute Resolution.

a.
Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Executive later challenge any provision as unclear, unenforceable, or inapplicable to any competitive or other activity that Executive intends to engage in, Executive will first notify Comerica in writing and meet with a Comerica representative and a neutral mediator (if either party elects to retain one at its own expense) to discuss resolution of any disputes between the parties. Executive will provide this notification at least fourteen (14) calendar days before Executive engages in any activity that could reasonably and foreseeably fall within a questioned restriction. Executive’s failure to comply with this early resolution conference requirement (the “Resolution Requirement”) shall waive Executive’s right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time. Comerica will respond to Executive’s notification required by this Paragraph within fourteen (14) calendar days following receipt of the written notification. Comerica’s failure to respond with an acceptance or denial within the fourteen (14) calendar day period, unless a party has

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invoked the mediation process described above, shall waive its right to challenge Executive’s activity that could reasonably fall within a questioned restriction at a later time. All rights of both parties will be preserved if the Resolution Requirement is complied with even if no agreement is reached in the conference.

b.
Injunctive Relief. In the event of a breach or threatened breach of Paragraphs 6, 7, 8, 9, 10, or 11 of this Agreement, Executive agrees that Comerica shall be entitled to injunctive relief in a Texas court of appropriate jurisdiction to remedy any such breach or threatened breach, and Executive acknowledges that monetary damages alone would not be an adequate remedy to compensate Comerica for the loss of goodwill and other harm to its reputation and business.

c.
Arbitration. Except as provided in Paragraph 12(a) and (b) hereof, in the event of any dispute between any of the Released Parties and Executive relating to Executive’s employment with or separation from employment with Comerica, the terms of and the parties’ entry into this Agreement and/or breach of this Agreement, Executive and Comerica agree to submit the dispute, including any claims of discrimination under federal, state or local law by Executive, to final and binding arbitration pursuant to the provisions of Texas statutory law and/or the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. The arbitration shall be conducted by the National Center for Dispute Settlement or a similar organization mutually agreed to

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by the parties. The arbitration shall be before a single, neutral arbitrator selected by the parties.
In the event the parties cannot agree on the selection of a single arbitrator, the following process to select an arbitration panel will be followed: (1) when a party reasonably believes that there will be no agreement on the selection of a single, neutral arbitrator, that party may notify the other at the address provided in Paragraph 17 of this Agreement of the fact an impasse has been reached, (2) within five (5) days of receipt of such notice, each party must provide the other with the name of its respective panel member, and (3) within ten (10) days of their selection, the parties’ panel members must agree on the third, neutral member of the arbitration panel.
The arbitrator, or arbitration panel (“panel”) if one is utilized, shall have the power to enter any award that could be entered by a judge of a trial court of the State of Texas, and only such power, and shall follow the law. Notwithstanding the foregoing, the arbitrator or panel may award reasonable attorney fees and costs to the prevailing party. In the event the arbitrator or panel does not follow the law, the arbitrator or panel will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. Except as otherwise provided herein, the parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator or panel shall issue the award in writing and therein state the essential findings and conclusions on which

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the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law, and shall be in accordance with the procedures established for arbitration in the Texas Rules of Civil Procedure. Unless otherwise prohibited by law, each party shall bear its own costs, including, but not limited to, any costs associated with the appointment of its panel member in the event an arbitration panel is constituted, in any such arbitration and shall share equally any fees or other expenses charged by the neutral arbitrator for services rendered. The parties understand that by agreeing to arbitrate their disputes, they are giving up their right to have their disputes heard in a court of law and, if applicable, by a jury.

13.
Entire Agreement. This Agreement supersedes all prior and contemporaneous relationships, agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof, to the extent they conflict herewith, and, except as otherwise set forth herein, there are no other agreements between the parties with respect to the subject matter hereof. No amendment, supplement, modification or waiver of this Agreement shall be implied or be binding unless in writing and signed by the party against which such amendment, supplement, modification or waiver is

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asserted. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise therein provided.

14.	Governing Law. This Agreement shall be interpreted and governed by the laws of the State of Texas, except as to matters specifically governed by federal statute or regulation.

15.	Severability. The provisions of this Agreement are severable, and if any part or portion of it is found to be unenforceable, the other portions shall remain fully valid and enforceable.

16.	Withholding. Comerica may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17.	Notice. Any notices relating to or arising out of this Agreement shall be sent by registered mail, return receipt requested, and shall be addressed as follows:
To Comerica:
John D. Buchanan,
EVP, Governance, Regulatory Relations & Legal Affairs
1717 Main Street, MC 6504
Dallas, Texas 75201

To Executive:

Pat Faubion
At the address on record with Comerica as of the Separation Date

18.	Consideration Period, Revocation Period and Effective Date. Executive confirms that Executive had at least twenty-one (21) days to consider this Agreement, or

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that, by executing this Agreement, Executive voluntarily waives the twenty-one (21) day consideration period and that Executive had an opportunity to consult with an attorney during said consideration period and prior to signing this Agreement. For an additional period of seven (7) days following the signing of this Agreement, Executive understands Executive may revoke Executive’s signature by delivery of a written notice of revocation to Von E. Hays, Senior Vice President and General Counsel, Litigation and Corporate Operations, 1717 Main Street, 4th Floor, MC 6506, Dallas, Texas, 75201. The revocation must be delivered to this address before 5:00 p.m. CST on or before the 7th day following the signing of this Agreement. This Agreement shall become effective and enforceable on the eighth (8th) day following its execution by Executive, provided Executive does not exercise Executive’s right of revocation as described above (the “Effective Date”). If Executive revokes Executive’s signature, this Agreement will be without force or effect, and Executive shall not be entitled to any of the rights and benefits hereunder.

Delivered to Executive for Executive’s consideration this 5th day of December, 2016.

Comerica Incorporated
By:    /s/ John D. Buchanan

Name:	John D. Buchanan

Title:	Executive Vice President,
Governance, Regulatory Relations & Legal Affairs

Date:	December 21, 2016

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I, PAT FAUBION, HAVING READ THE FOREGOING SEPARATION AND RESTRICTIVE COVENANTS AGREEMENT, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY, AND BEEN ADVISED, TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY AGREEING TO THE TERMS THEREOF AND WAIVING AND RELEASING MY CLAIMS, ON December 11, 2016.

        /s/ Pat Faubion
Pat Faubion

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